Exhibit 10.19

Elevation Acquisition Group Inc.

19505 Biscayne Blvd, Suite 2350

Aventura, FL 33180

September 23, 2026

Christina Favilla

32602 Durham Court

Lewes DE 19958

Re:	Director Offer Letter

Dear Christina:

Elevation Acquisition Group Inc. (the “Company”), a Cayman Islands exempted company, is impressed with your credentials and, subject to the (i) approval of the Company’s Board of Directors (the “Board”) prior to the consummation of the Company’s initial public offering of its securities (the “IPO”), (ii) receipt of a complete Director and Officer Questionnaire, and (iii) receipt of a background check satisfactory to the Board, to be determined in its sole discretion, the Company wishes to offer you a position as a member of the Board of the Company.

Should you choose to accept the position as a member of the Board (subject to the conditions set forth in the immediately preceding paragraph), this letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to your service to the Company.

1. Term and Termination. This Agreement will be effective upon your appointment by the Board as a member of the Board and will continue until the earlier of your resignation or removal as a member of the Board; provided, however, that in the event that: (i) the IPO is not consummated on or prior to December 31, 2026 or (ii) this Agreement is terminated for any reason prior to the consummation of the IPO (each a “Termination Event”), this Agreement shall be of no further force and effect.

2. Services.

2.1. Duties. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws, rules and regulations pertaining to your performance hereunder. You shall use your best efforts to attend all meetings of the Board called from time to time, either in-person or by telephone. Should you be elected to serve on a committee of the Board, you shall use your best efforts to attend such number of meetings of such committee as required by its members pursuant to the charter of such committee or as may be called from time to time. As of the date hereof, the Company anticipates that you will serve on the following committees of the Board: Chair of the Nominating & Governance Committee; Member of the Audit and Compensation Committees, subject to change as determined by the Board in its sole discretion. As an independent director, you may also be required to attend meetings with the other independent directors without the presence of the Company’s officers and non-independent directors. The services described in this Section 2.1 shall hereinafter be referred to as your “Duties.”

2.2. Reporting. While this Agreement is in effect, you shall immediately advise the Company if you know, have reason to know, or believe, that a conflict exists between you and your Duties to the Company.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You represent, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar duties, consulting, or other services for companies whose businesses are or would be in any way competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with your duties as a director of the Company.

4. Consideration.

4.1. Class B Ordinary Shares. Effective as of the date hereof, the Company’s sponsor, Elevation Group Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) will transfer to you 60,000 Class B Ordinary Shares of the Company par value $0.0001 per share (the “Shares”) and you will purchase the Shares from the Sponsor in consideration of $0.007 per Share pursuant that certain securities transfer agreement between you and the Sponsor dated as of the date hereof (the “Securities Transfer Agreement”). Should a Termination Event occur all of the Shares shall be transferred pursuant to the terms of the Securities Transfer Agreement. A portion of the Shares shall also be subject to forfeiture in the event that the underwriters for the IPO do not exercise their over-allotment option in full pursuant to the terms of the Securities Transfer Agreement.

4.2. Reimbursement for Expenses. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.3. Ability to Purchase Private Placement Units. You may, if you wish, participate in the private placement of private placement units of the Company (the “Private Placement”) on the same terms as the Sponsor in an aggregate amount to be determined by the Sponsor based on the number of private placement units to be purchased by the Sponsor and the allocation of private placement units to be purchased by other members of the Board and other officers of the Company. The Private Placement is expected to be consummated immediately prior to the closing of the Company’s IPO.

4.4. Taxes. You are solely responsible for taxes arising out of any compensation paid by the Company to you under this Agreement, and you understand that you will be issued a U.S. Treasury form 1099 for any compensation paid to you by the Company. The Company will comply with any tax or withholding obligations as required by applicable law from time to time in connection with this Agreement.

5. Indemnification and D&O Insurance Policy. The Company will enter into an indemnification agreement with you on the same terms and conditions as those applicable to each officer and director, which terms will be customary for a special purpose acquisition company. From and after your appointment to the Board, the Company shall include you as an insured under a director’s and officer’s insurance policy. The Company will purchase a policy on terms customary for a similarly sized-special purpose acquisition company effective at the IPO Closing with coverage limits in the aggregate amount of $5,000,000.00. The Company will obtain a six-year tail in connection with any business combination transaction.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain confidential information of the Company, you hereby represent and agree as follows:

7.1. Definition. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged;

b. Any information provided to the Board at or for meetings of the Board, and any information relating to proceedings of the Board; or

c. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your relationship with the Company. You further agree that you will not use any Confidential Information other than in connection with your service as a member of the Board without the prior written consent of the Company. The provisions of this Section 7.3 shall survive termination of this Agreement.

7.4 Return of Confidential Information. Upon termination of your services with the Company, you shall return all copies of Confidential Information that you have in your possession, destroy or remove the same from any and all devices you have, including without limitation, personal computers and cell phones.

8. Intellectual Property and Inventions. All intellectual property and inventions conceived, developed or made by you, or with others, for the Company in connection with your services during your time of service with the Company will be the sole and exclusive property of the Company.

9. Not an Employee. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

10. No Conflict. Your service for the Company will not conflict with any contractual obligations that you have to any former or current client, vendor, partner, employer or other individual or entity, including any instrumentality of any government. You will not bring to the Company any material, documents or other property of any nature whatsoever that is or is claimed to be, in whole or in part, the property of any third party.

11. Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in New York for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum and right to a jury.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Elevation Acquisition Group Inc.

By:	/s/ Anthony J. Sarkis
Name:	Anthony J. Sarkis
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED WITH RESPECT TO SECTION 4.1 ONLY:

Elevation Group Sponsor LLC

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Authorized Signatory

AGREED AND ACCEPTED:

/s/ Christina Favilla
Name: Christina Favilla